Exhibit 10.34+

April 21, 2015

Subject: Offer of Employment

Dear Samsheer,

Welcome to SiTime, a Mega Chips Corporation Company. We are delighted that you have accepted the offer to join us as a regular full time employee in the position of Corporate Controller. Your compensation will include a base salary paid at the rate of $16,666.66 per month (which is equivalent to $200,000 per year), less payroll deductions and all required withholdings, paid semi-monthly.

You will be eligible to participate in our Exemplary Performance Bonus Plan. Under this plan, you will be eligible to receive an annual bonus of up to $75,000, to be paid out on a quarterly basis during the month following the end of each quarter; provided, that you (1) meet your pre-determined MBO objectives and goals for the applicable quarter, and (2) are an employee in good standing on the applicable payment date.

Subject to the approval of the Board of Directors of MegaChips (the "MegaChips Board"), you will be granted an option to purchase 16,000 shares of MegaChips common stock (the "MegaChips Option"). The MegaChips Option will be granted under the MegaChips Equity Plan (the "MegaChips Equity Plan") and will be governed by and subject to the terms and conditions of the MegaChips Equity Plan and the applicable stock option grant notice and option agreement thereunder ("Option Documents"). Subject to applicable laws, the MegaChips Option will be subject to a four-year vesting schedule with no cliff, provided that you are continuously employed with the Company and/or MegaChips on each applicable vesting date.

The Company plans to adopt a profit sharing plan for 2017 and 2018. If you are an employee in good standing at the time it is adopted and otherwise meet the eligibility criteria for participation in the plan at such time, you will be eligible to participate in such plan. Based on current projections, which may change based on business operating results in the future, it is expected that your interest in such plan would be 3%. The Company may change such percentage in its discretion. Further details regarding this plan will be communicated to you at a later date.

Your employment is contingent upon completion of your 1-9 form and on providing SiTime with the appropriate documentation to establish your identity and authorization to legally work in the United States. Please bring any of the appropriate documents as listed on the enclosed 1-9 document on your first day of employment.

Your continued employment is also contingent upon reading and signing the Proprietary Information and Invention Assignment Agreement. Please review and sign this document within your first week of employment with SiTime.

SiTime is an at-will employer and this offer of employment does not constitute a contract of employment. If employed by SiTime, your employment is for no definite or determinable period and may be terminated at any time, with or without prior notice, at the option of either you or the company.

As a full time, regular employee of SiTime, you will be eligible to participate in our benefits programs. These programs will be outlined for you when you begin your employment.

Samsheer, we are excited to offer you the challenge of contributing to SiTime's growth. It is our sincere wish and intention that you find your experience here exciting and rewarding.

This offer will expire 4/27/15 if not accepted, signed and returned to SiTime Corporation by this date.

/s/ Rajesh Vashist
Rajesh Vashist
CEO

I have read and accept the above offer of employment:
/s/ Samsheer Ahmad        4/21/15
Samsheer Ahmad    Date